IZEA Announces Acquisition of Australian Influencer Marketing Leader Hoozu

Company Continues Global Expansion Within APAC Region

ORLANDO, Fla. (Dec. 3, 2023) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands and agencies, announced today it has acquired Hoozu, Australia’s leading influencer marketing company headquartered in Sydney. The company serves a roster of the region’s most innovative brands, including Bunnings, Emma Sleep, Super Cheap Auto, and Ryobi. In addition to its core services, Hoozu’s talent management division, called Huume, represents creators in the Australian market.

IZEA has been at the forefront of the creator economy since 2006, when its founder and CEO, Ted Murphy, created the world’s first influencer marketing platform — launching the influencer marketing industry. Over the past 17 years, IZEA has grown into a multi-national public company, serving some of the world's top marketers and creators. The company has executed influencer marketing programs for half of the Fortune 50 and recently surpassed 1 million registered users on its influencer marketing platforms.

“Acquiring Hoozu represents a significant milestone for IZEA in the Asia-Pacific region and establishes a beachhead for us in Oceania,” said Murphy. “We have seen organic global growth in recent years through our efforts in the U.K., China, and South Korea, and our acquisition of Hoozu builds on that momentum.”

“We are excited to welcome the Hoozu team into the IZEA group of companies,” continued Murphy. “As a respected leader in its market, Hoozu will operate as a stand-alone, wholly-owned subsidiary of IZEA Worldwide. Going forward, we see the potential for continued inorganic growth with Hoozu serving as the principal company for additional acquisitions in the region.”

“This acquisition not only expands our geographic footprint, it adds new capabilities in other areas in the growing creator economy,” added Ryan Schram, President and Chief Operating Officer of IZEA. “In addition to Hoozu’s core influencer marketing managed services business, the company will continue to own and operate Huume, a talent agency focusing on Australian influencers and creators.”

“IZEA’s capital, technology, and global influencer marketing resources will support and strengthen Hoozu’s long-standing presence in the region, and we look forward to what lies ahead,” continued Schram.

With nearly a decade of experience in the market, Hoozu is recognized for its brand credibility and equity across Australia. It was co-founded by entrepreneur Nathan Ruff and professional football player Lote Tuqiri. After acquiring The Remarkables Group in 2021, it appointed market specialist Natalie Giddings as CEO, who will continue in the role while reporting to Schram.

“Joining an established global leader such as IZEA enables Hoozu to service its clients with leading technology, more extensive data, and best practices which will increase our campaign quality and performance,” said Giddings. “It’s wonderful to be involved with a company that has been leading the industry from the front globally for so long. This alliance signifies that change is coming to the market.”

Ruff, co-founder of Hoozu, said: “As the market matures, we expect to see a stage of consolidation of creator economy companies. We are excited to be a key part of IZEA’s global growth plans and help them expand both organically and inorganically in the region.”

Hoozu Holdings Limited and all subsidiaries have been fully acquired by IZEA. The transaction consideration is a mix of cash and stock, with deferred payments tied to KPI performance. Hoozu grew from 2022 to 2023 (June fiscal) and was profitable in both years. IZEA intends to invest resources to fuel additional growth, including the expansion of sales personnel and overall capabilities.

If you are a creator economy company looking to partner or inquire about an acquisition, visit izea.com/partners/acquisitions. For news and resources, follow IZEA at x.com/izea.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

About Hoozu
Hoozu, a trailblazer in the influencer marketing industry for over a decade, is Australia’s leading influencer marketing company. Based in Sydney, with local team members in Melbourne, Hoozu partners with an impressive roster of the region’s brands. Renowned for its comprehensive program management, Hoozu offers a suite of services designed to maximize the impact of influencer marketing campaigns. These services include strategic planning, influencer and creator quality assessment, briefing and contracting, in-depth reporting and insights, and content amplification. Hoozu also has a talent management division called Huume that focuses on influencers in the Australian market.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” “optimistic,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to integrate the acquired business of Hoozu Holdings Ltd within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisition at or above the levels projected; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contacts
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: pr@izea.com

Australian Media:
Justin Kelly
M+C Partners
Phone: 0408 215 858
Email: justin.kelly@mcpartners.com.au